SDI Announces Resignation of CEO, Names New Interim CEO, and Brings on Management Consultant

Fitchburg, MA – June 20, 2016 (TSX-V: SDZ) (OTCBB: SDEV)

Security Devices International Inc. (“SDI” or the “Company”) today announced that Gregory Sullivan has resigned as President and CEO to pursue other opportunities, effective July 15, 2016. Mr. Sullivan will assist management in a smooth transition with ongoing projects and relationships until the July 15, 2016 date.

Dean Thrasher, the current COO and a member of the SDI board of directors will assume the interim role of President and CEO. Mr. Sullivan will remain on the board of directors until his replacement is appointed and receives stock exchange clearance, or September 1, 2016, whichever occurs first.

Mr. Thrasher commented; "The Company wishes to thank Mr. Sullivan for his service as President and CEO, and wishes him the best of luck in his new endeavors”.

The Company has signed a one-year consulting agreement with Northeast Industrial Partners LLP (“Northeast”), which is headed up by Mr. Bryan Ganz. Northeast will assist SDI with sales & marketing, expansion of the Company’s product range, review of operations, implementation of cost control measures, development of strategic alliances and financial oversight. Mr. Ganz brings more than 30 years of experience in sales management, manufacturing, new product design and development as well as mergers & acquisitions. During his career Mr. Ganz has bought, built and sold more than half a dozen global businesses with combined sales in excess of $1.0 billion. Most recently, Mr. Ganz sold Maine Industrial Tire LLC to Trelleborg (based out of Sweden), for $67 million generating a 7.0x return to investors over a three-year period.

For their services and subject to stock exchange approval, Northeast will be issued a value of US$200,000 in SDI stock in four quarterly installments over the 12-month period ending May 15, 2017. The first quarterly installment is due August 15, 2016. The stock will be priced at the volume weighted average trading price per common share over the 20 day period preceding the due date. The stock will vest at the end of the contract with Northeast.

NEIP is currently the controlling shareholder in two operating businesses and a 250 unit residential real estate portfolio in the New England area. Northeast also owns minority stakes in a number of public and private businesses including a California company developing wireless electricity. Mr. Ganz is a graduate of Columbia Law School in New York City and completed his accounting designation at Georgetown University in Washington DC.

The Company wishes to inform the market that a Schedule 13D was filed with the SEC on June 8, 2016 by SDI’s largest group of shareholders in the US, holding approximately 10,474,522 shares. The 13D filing by the “reporting persons” relates to the maximizing of shareholder value with the intention of engaging more substantively with management, the board of directors and other relevant parties on matters concerning the business, assets, capitalization, operations and strategy of SDI. The 13D filing says that the reporting person may also discuss strategic alternatives with interested parties to propose or consider extraordinary transactions including joint ventures, mergers or a sale transaction of the Company.

http://www.sec.gov/Archives/edgar/data/1354866/000115752316005828/a51358 470.htm

Forward Looking Statement

The information in this news release includes certain information and statements about management’s view of future events, expectations, plans and prospects that constitute forward looking statements. Because of certain risks and uncertainties and as a result of a variety of factors, the actual results, expectations, achievements or performance may differ materially from those anticipated and indicated by these forward looking statements. Although SDI believes that the expectations reflected in forward looking statements are reasonable, it can give no assurances that the expectations of any forward-looking statements will prove to be correct.

NEITHER THE TSX VENTURE EXCHANGE NOR ITS REGULATION SERVICES PROVIDER (AS THAT TERM IS DEFINED IN THE POLICIES OF THE TSX VENTURE EXCHANGE) ACCEPTS RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS RELEASE.

For additional information on SDI contact:

Allen Ezer,
Exec. VP
T: 416-453-7798
Or visit: www.securitydii.com